Exhibit 99.1

News

Media Contacts:

Robert Grupp

610-738-6402

rgrupp@cephalon.com

or

Jen Antonacci

610-738-6674

jantonac@cephalon.com

Investor Contact:

Chip Merritt

610-738-6376

cmerritt@cephalon.com

For Immediate Release

Cephalon, Inc. Announces Agreement with
McNeil Consumer & Specialty Pharmaceuticals to Co-Promote
ATTENACE™ for Attention-Deficit/Hyperactivity Disorder

Frazer, PA – September 1, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced today that it has entered into an agreement with McNeil Consumer & Specialty Pharmaceuticals, a division of McNeil-PPC, Inc., to co-promote ATTENACE™ (modafinil) Tablets [C-IV].

ATTENACE is Cephalon’s proprietary dosage form of modafinil, which is awaiting U.S. Food and Drug Administration (FDA) approval for the treatment of attention-deficit/hyperactivity disorder (ADHD) in children and adolescents. Cephalon submitted a Supplemental New Drug Application (sNDA) for ATTENACE to the FDA in December 2004 and anticipates a response on the PDUFA date of October 20, 2005.

More than 300 McNeil sales representatives who currently sell the ADHD product CONCERTA® (methylphenidate HCl) C-II Extended-release Tablets will promote ATTENACE upon approval in the United States primarily to pediatric specialists. Cephalon will use its existing CNS specialty sales force of approximately 400 representatives to promote ATTENACE to psychiatrists, neurologists, primary care physicians and other appropriate health care professionals.

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SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0065

“We are very pleased to be working with McNeil and engaging the premier ADHD sales force in the pharmaceutical industry to help us promote ATTENACE,” said Robert P. Roche, Executive Vice President, Worldwide Pharmaceutical Operations at Cephalon. “Their performance with CONCERTA has been exceptional, and they are well-positioned to inform physicians about the benefits of an exciting new therapy for patients diagnosed with ADHD.”

“Our company has extensive experience with ADHD and the pediatric medical community,” said Colin F. Watts, President, McNeil Consumer & Specialty Pharmaceuticals, a subsidiary of Johnson & Johnson.  “We are excited about the prospect of collaborating with Cephalon on this new ADHD therapy.”

The co-promotion agreement will run for up to three years following the date of commercial launch of ATTENACE.  Cephalon will pay McNeil commission fees calculated as a percentage of annual net sales of ATTENACE during the term of the agreement.  Cephalon will retain all responsibility for the development, manufacture, distribution and sale of the product. Cephalon and McNeil will form a joint commercial committee to manage the promotion of ATTENACE.

Conference Call and Webcast

Cephalon will host an investor conference call on Thursday, September 1, 2005 at 8:30 a.m. EDT.  The conference call may be accessed by dialing 1-913-981-5543.  The conference call ID number is 1641872.  Additionally, the call will be webcast on the investor relations section of Cephalon’s Internet site and archived until September 8, 2005 at 5:00 p.m. EDT. A replay of the conference call will be available from noon on Sept. 1, 2005 through 5:00 p.m. on September 8, 2005 and may be accessed by dialing 1-888-203-1112. The replay access code is 1641872.

ATTENACE

Data from earlier clinical trials in children and adolescents with ADHD led to the development of ATTENACE as small, film-coated tablets in unique dosage strengths. The new tablets will be available in 85 mg, 170 mg, 255 mg, 340 mg, and 425 mg strengths and will allow for tailored dosing with a single tablet for children and adolescents with ADHD. The active ingredient in ATTENACE, modafinil, is currently available as PROVIGIL® (modafinil) Tablets [C-IV] in 100 mg and 200 mg strengths. PROVIGIL is indicated for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome (OSAHS) and shift work sleep disorder. The most frequently reported adverse events in clinical trials with PROVIGIL were headache, nausea, nervousness, stuffy nose, diarrhea, back pain, anxiety, trouble sleeping, dizziness and upset stomach.

Attention-Deficit/Hyperactivity Disorder

According to the National Institutes of Mental Health, ADHD is one of the most common psychiatric disorders among children, affecting four million American children.  The most common ADHD behaviors fall into three categories: inattention, hyperactivity, and impulsivity.  A diagnosis of ADHD is generally made when these behaviors become excessive, long-term, and pervasive. Studies have shown that children with ADHD have higher medical costs than children without ADHD due to the risk of accidents and injury resulting from inattention, impulsivity and hyperactivity.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain. Cephalon currently employs approximately 2,300 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France and other European offices are located in Guildford, England, and Martinsried, Germany.

The company currently markets four proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride)  ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and TRISENOX® (arsenic trioxide), and more than 20 products internationally. Full prescribing information for all U.S. products is available at www.cephalon.com or by calling 1-800-896-5855 (PROVIGIL, GABITRIL, and ACTIQ) or 1-800-715-0944 (TRISENOX).

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, including the timelines for and likelihood of approval of ATTENACE, manufacturing development and capabilities, market prospects for its products,including as a result of the co-promotion agreement with McNeil and whether it can successfully launch ATTENACE or attain certain sales levels for ATTENACE, sales and earnings guidance, and other statements regarding matters that are not historical facts, including: the status and performance of the McNeil ADHD sales force and their ability to effectively inform physicians about the benefits of ATTENACE; and the benefits that Cephalon expects to derive as a result of this collaboration. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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